EXHIBIT 99.1
      Fittipaldi Logistics Subsidiary Announces Intent to Acquire Carrier


BOCA RATON, FL -- December 15, 2006 -- Fittipaldi Logistics, Inc. (OTC BB: FPLD)
- "improving transportation through intelligent information management" - announced today that Commodity Express, a wholly-owned subsidiary of Fittipaldi Logistics has entered into a preliminary agreement to acquire the assets of a significant southeast-based trucking and brokerage firm. Initial projections show that this move will increase Commodity Express revenues by approximately 12 million dollars annually. The transaction carries a scheduled closing date in the first quarter of 2007.

Orin S. Neiman, CEO of Commodity Express said, "We believe that this acquisition fits perfectly into our business strategy and will produce greater value for our shareholders."

About Fittipaldi Logistics, Inc.

Fittipaldi Logistics, Inc. is a technology company that specializes in providing pertinent, real-time information to the worldwide transportation and security industries. Our telematics solutions collect vehicle and container-based data and integrate it with information gathered from various disparate legacy systems across the supply chain. The data is then synthesized and reformatted into valuable, actionable information, and delivered to appropriate end-users across the logistics value chain through secure web-based applications. Specific offerings include: vehicle tracking, inventory/asset visibility, secure trucking, matching available freight with available trucks, and many others. Additionally, Fittipaldi Logistics, through Fittipaldi Carriers, is an expanding freight transportation operation currently serving the southeastern United States.

This press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding our current business plans, strategies and objectives that involve risks and uncertainties that could cause actual results to differ materially from anticipated results. The forward-looking statements are based on our current expectations and what we believe are reasonable assumptions; however, our actual performance, results and achievements could differ materially from those expressed in, or implied by, these forward-looking statements. Factors, within and beyond our control, that could cause or contribute to such differences include, among others, the following: we have a history of losses and an accumulated deficit, expect losses to continue for the foreseeable future and will need to raise additional working capital in order to implement our business model and sustain our operations; the loss of one or more of our major customers could materially and adversely effect our future revenue and business operations; as well as those factors discussed under "Risk Factors" in our Annual Report on form 10-KSB filed on October 13, 2006 and various disclosures in other reports filed from time to time with the United States Securities and Exchange Commission.

For further information about Fittipaldi Logistics contact:
Investor Relations
(866) 998-7557
email: ir@emmologic.com
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or
Darren Drewitz, Creative Options Communications
972-355-6070
email: darrendrewitz@verizon.net
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